Fourth Amendment to Agreement


This Fourth Amendment, executed as of the 28th day of February, 1997 is made by and between Aetna Life Insurance and Annuity Company ("AETNA") and Calvert Asset Management Company ("CALVERT").

WHEREAS, AETNA and CALVERT are parties to an Agreement dated March 13, 1989 and amended as of December 27, 1993, January 1, 1996, and February 11, 1997 (the "Agreement"); and

WHEREAS, AETNA and CALVERT now desire to modify the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and provisions expressed herein, the parties agree as follows:

       1. The second sentence of Paragraph 9(e) which provides: "AETNA agrees to pay its agents and employees the same compensation for participant investments made in SERIES as it does for money placed in any of the other investment options, including AETNA managed options" shall be deleted in its entirety.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first written above.


                                                  CALVERT ASSET MANAGEMENT
                                                    COMPANY, INC.


Attest:                                           By:  /s/ William M. Tartikoff
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                                                  Date:
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                                                  AETNA LIFE INSURANCE AND
                                                    ANNUITY COMPANY


Attest:  /s/ M. Katherine Johnson                 By:  /s/ Laura Estes
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                                                  Date: 3/14/97
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